AMENDMENT
TO
CUSTODIAN AGREEMENT

THIS AMENDMENT TO CUSTODIAN AGREEMENT (this “Amendment”) is made as of August 8, 2024 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (“Custodian”), and INVESTMENT MANAGERS SERIES TRUST II, a Delaware statutory trust (the “Fund”, including its separate Portfolios listed on Exhibit A).

WHEREAS, the Custodian and the Fund entered into an Custodian Agreement, dated as of September 24, 2021 (as amended, modified and/or supplemented to date, the “Agreement;” all capitalized terms used but not defined herein shall have the meanings set forth in the Agreement); and

WHEREAS, the Company and BBH & Co. desire to make certain modifications to the terms of the Agreement as further detailed herein;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Custodian and the Trust hereby agree as follows:

1. The Agreement is hereby amended by Exhibit A in its entirety and substituting therefore the updated Exhibit A attached hereto.

2. This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as specifically amended hereby, the Agreement remains unchanged, in full force and effect and binding on the parties in accordance with its terms. As amended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

3. This Amendment shall be governed and construed in accordance the governing law and jurisdiction provisions of the Agreement.

4. This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment. Delivery of an executed counterpart of this Amendment by facsimile transmission or other electronic mail transmission (e.g. “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to Custodian Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Hugh Bolton
Name:	Hugh Bolton
Title:	Principal
Date:	8 August 2024

INVESTMENT MANAGERS SERIES TRUST II

By:	/s/ Joshua Gohr
Name:	Joshua Gohr
Title:	Vice President
Date:	8.7.2024

EXHIBIT A TO

CUSTODIAN AGREEMENT

LIST OF SERIES/PORTFOLIOS

Updated as of August 8, 2024

The following is a list of Portfolios for which Custodian shall serve under the Custodian Agreement dated as of September 24, 2021, as amended:

FUND	DATE ADDED
AXS Astoria Inflation Sensitive ETF	May 18, 2022
AXS Change Finance ESG ETF	May 18, 2022
Tradr 2X Long Innovation ETF	May 18, 2022
Tradr 2X TSLA Daily ETF	May 18, 2022
Tradr 1.5X Short NVDA Daily ETF	May 18, 2022
Tradr 2X Short Innovation Daily ETF	August 5, 2022
AXS Green Alpha ETF	September 29, 2022
Alternative Access First Priority CLO Bond ETF	October 14, 2022
AXS Esoterica NextG Economy ETF	December 16, 2022
AXS Real Estate Income ETF	July 14, 2023
AXS Knowledge Leaders ETF	July 19, 2024
Tradr 2X Long Triple Q Monthly ETF	September 3, 2024
Tradr 2X Long SOXX Monthly ETF	September 3, 2024
Tradr 2X Long SPY Monthly ETF	September 3, 2024
Tradr 1.75X Long NVDA Weekly ETF (formerly Tradr 2X Long NVDA Weekly ETF)	September 3, 2024
Tradr 2X Long Triple Q Weekly ETF	September 3, 2024
Tradr 2X Long SOXX Weekly ETF	September 3, 2024
Tradr 2X Long SPY Weekly ETF	September 3, 2024
Tradr 1.5X Long TSLA Weekly ETF (formerly Tradr 2X Long TSLA Weekly ETF)	September 3, 2024